Exhibit 10.1
CONSULTING AGREEMENT

     This Agreement is entered into as of July 28, 2004 (the “Effective Date”), by and between NGTV (“Company”) and Richard Abramson (“Consultant”) with respect to the services of Consultant (as more fully defined below) in connection with exploitation of the Programs (as defined below) and the growth of the business of the Company.

RECITALS:

A. Consultant was employed by the Company pursuant to an Executive Employment Agreement dated as of February 12, 2004 (the “Employment Agreement”).

B. Consultant and the Company have agreed to terminate the Employment Agreement concurrently with the execution of this Agreement by Consultant and the Company.

C. The Company desires to retain Consultant to provide certain services to the Company and Consultant is willing to do so.

1. Term. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Consultant commencing on the Effective Date and continuing in full force and effect for a period ending on February 11, 2006 (the “Term”).

2. Services.

     2.1. Scope of Services. During the Term, Consultant shall render marketing and business consulting services for the Company in connection with its marketing, advertising and similar promotional activities with respect to the Programs (as defined below) as reasonably requested by the Company from time to time (the “Services”). Such Services shall include but not be limited to:

          a. Consulting with the Company and the Board of Directors on matters regarding program direction and the business of the Company; and

          b. Meeting with other persons in the entertainment and music industry to market, promote and publicize the business of the Company and the Programs.

          c. The Company acknowledges that Consultant’s Services will be rendered to the Company on a part-time basis and that Consultant shall not be required to devote any specific amount of time to performance of the Services. So long as Consultant provides the Services and does not violate the covenants not to compete, solicit or interfere set forth below, no activities of Consultant in regard to other business interests which do not materially conflict with his ability to perform the Services, shall be deemed a violation of this Agreement. Consultant shall provide the Services at times and locations within the City of Los Angeles that are reasonably acceptable to the Company and Consultant and at such other locations as may be mutually agreed. Consultant shall devote such time as may be reasonably necessary to perform his duties under this Agreement, but shall not be required to devote any minimum amount of time or report or perform his duties hereunder on a fixed or periodic basis. Consultant shall report directly to and

Abramson Consultant (7-27-04)

at all times shall be subject to the reasonable direction of the Company’s Board of Directors in the performance of his duties.
      2.2.     Professional Rendition of Services. Consultant shall render the Services in a reasonably, competent and professional manner.
      2.3.     Definitions. Unless the context otherwise requires, references to the business of the “Company” shall include any future subsidiaries or affiliates of the Company. “Programs” mean uncensored music related, reality television programming and uncensored entertainment based reality television programming featuring celebrities and audio/visual recordings and other audio/visual or written materials owned or duly licensed by the Company and forming a material part of such programming, by means of broadcast television, cable television, pay per view, satellite broadcast and similar technology whether or not now in existence, and the right to commercially exploit same in all media and by any manner or means.
3.       Compensation.
      3.1.     Company shall pay to EastWest Resort Development Corporation a monthly compensation of twenty thousand dollars ($20,000) on the first day of each month beginning August 1, 2004, in exchange for Consultant’s services. Consultant shall also be entitled to retain the right to purchase 2,280,607 shares of the Company’s common stock, at a price per share of $0.001 (the “Option”) granted to Consultant pursuant to the Stock Option Agreement dated as of February 12, 2004 (the “Option Agreement”). Company and Consultant agree that the Option Agreement is hereby amended as follows:

(a)	In the first paragraph of the Option Agreement the words “Employment Agreement, dated as of February 12, 2004, by and between the Company and Optionee (“the “Employment Agreement”)” are hereby deleted and replaced with the following language: “Consulting Agreement, dated as of July 28, 2004, by and between the Company and Optionee (“the “Consulting Agreement”)”; and

(b)	all references to “Employment Agreement” in the Option Agreement are hereby revised to read “Consulting Agreement.”
      3.2.     Reimbursement for Expenses. Company shall reimburse Consultant for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of his duties hereunder including, without limitation, expenses for business development, business or first class travel, meals and first class accommodations and related expenditures in accordance with Company policies as amended from time to time. Consultant shall submit to Company periodic statements of all expenses so incurred. Subject to such audits as Company may deem necessary, Company shall reimburse Consultant the full amount of any such expenses advanced by him in the ordinary course of business. Any and all frequent flyer miles accrued by Consultant for travel in connection with Consultant’s employment with Company shall be used at the sole discretion of Consultant.
4.       Termination.
      4.1.     By Consultant Without Good Reason. Consultant may terminate this agreement at any time upon thirty (30) days advance written notice to the Company.

      4.2. By Company Without Cause. Company may terminate Consultant’s employment under this Agreement at any time without cause upon the vote or written consent of two-thirds of the vote of the members of the Board of Directors, excluding Consultant, if he is a Director at that time.
      4.3. By Company For Cause. Company may terminate this agreement at any time upon written notice to the Consultant for cause, and shall include in the notice of termination the grounds substantiating the for cause termination.
      a. The occurrence of any one or more of the following events shall be deemed grounds for termination for cause:

(i)	Willful Breach. If Consultant (X) willfully commits a material breach of this Agreement or (Y) a material breach of any fiduciary duties owed to Company, which is not cured to the reasonable satisfaction of a majority of the Board of Directors (excluding Consultant if he is then a member of the Board) within thirty (30) days of written notice to Consultant.

(ii)	Wrongful Acts. If consultant is (X) convicted of a felony or any other serious crime, (Y) commits fraud, or (Z) is guilty of gross negligence in the performance of his duties.

(iii)	Disability. If Consultant is physically or mentally disabled (including but not limited to facial or other physical disfigurement which materially interferes with Consultant’s ability to render the Services) from the performance of a material portion of his duties for a continuous period of ninety (90) days or greater. If there should be a dispute between Company and Consultant as to Consultant’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designed by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties.
      4.4. By Consultant For Good Reason. Consultant may terminate this Agreement at any time upon written notice to Company for “Good Reason” and shall include in the notice of termination the grounds substantiating the termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean a material breach by the Company of this Agreement or the material representations and warranties forming part of the Common Stock Purchase Agreement between the Company and Richard Abramson LLC, a limited liability company wholly owned by Consultant.
      4.5. Effect of Termination. In the event of a termination of this Agreement by Company for Cause or by Consultant without Good Reason, any unvested Options shall immediately expire. In the event of a termination of this Agreement by Company without Cause or by Consultant for Good Reason, any unvested Options shall immediately vest in full.

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5.     Confidentiality.
      5.1     Maintain Confidentiality. Consultant hereby acknowledges that, based on Consultant’s past or current relationship with the Company, Consultant has had access to and become acquainted with the Confidential Information (as defined below). Consultant hereby covenants and agrees that he shall not, in any fashion, form or manner, unless previously and specifically consented to in writing by the Company, either directly or indirectly use, divulge, transmit or otherwise disclose or cause to be used, divulged, transmitted or otherwise disclosed to any person, firm, partnership, corporation or other entity now existing or hereafter created, in any manner whatsoever (other than as required by law), any Confidential Information of any kind, nature or description. Consultant hereby further acknowledges and agrees that the sale or unauthorized use, transmission or other disclosure of any of the Confidential Information which is in his possession constitutes unfair competition and Consultant covenants and agrees that he shall not engage in any unfair competition with the Company (collectively, the “Confidentiality Covenants”). The foregoing provisions shall not be construed to prevent Consultant from making use of or disclosing information that (1) is or becomes, at the time of disclosure, in the public domain; (2) is known to Consultant prior to being disclosed by Company to Consultant; (3) Consultant learns from sources other than the Company from a person or entity under no duty known to Consultant to keep such information confidential; and (4) is required by law to be disclosed. The foregoing provisions shall also not be construed as preventing Consultant from reasonable and bona fide efforts to promote the Company and otherwise provide the services hereunder for the benefit of the Company.
      5.2.     Third Party Information. Consultant recognizes that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in confidence and not to intentionally disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for Company consistent with Company’s agreement with such third party. The foregoing provision shall not be construed to prevent Consultant from making use of or disclosing information that: (1) is or becomes, at the time of disclosure, in the public domain; (2) is known to Consultant prior to being disclosed by Company to Consultant; (3) Consultant learns from sources other than the Company from a person or entity under no duty known to Consultant to keep such information confidential; and (4) is required by law to be disclosed.
      5.3     Confidential Information. “Confidential Information” shall mean any information, matter or thing which, as to the business of the Company, is of a secret, confidential or private nature, whether or not so denominated, and which (i) is the methods of operation of the business of the Company, or any of its suppliers, customers, licensors, licensees; and (ii) has material current value to the business of the Company, or the unauthorized disclosure of which could be materially detrimental to the business of the Company; (iii) business matters known or available only to management, such as (A) information concerning customers, vendors and suppliers, including their names, addresses, credit or financial status, buying or selling habits, practices or requirements; (B) any arrangements or contracts that the Company has or may have had with such parties; (C) the marketing methods, plans and/or strategies of the Company for business development; and (D) the terms of any contracts or agreements the Company has entered into; and (iv) trade secrets, know-how, formulae, innovations, inventions, technologies devices, discoveries, techniques, formats, processes, methods, specifications, designs, patterns, schematics, data, compilation of information, test results and research and/or development projects undertaken by the Company with regard to the Programs.
     5.4   Return of Company Documents. Consultant agrees that, at the time of termination of the Term for any reason, Consultant will deliver to Company (and will not keep, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to Company, its successors or assigns. Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
     5.5   Obligations Survive Agreement. Consultant’s obligations under this Section 5 shall survive the expiration or termination of this Agreement for a period of five (5) years.
6.   Non-Compete/Non-Solicitation.
     6.1   Non-Compete. Consultant hereby covenants and agrees that during the Term and for a period of one (1) year from the expiration or termination of the Term (six [6] months in the event that the Agreement is terminated by the Company without cause or by Consultant for Good Reason), Consultant will not directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, engage in, acquire an interest in (whether as an employee, consultant, agent, proprietor, principal, partner, major stockholder, corporate officer, director or otherwise), nor participate in the financing, operation, management or control of any business which is not owned by or affiliated with the Company and which is substantially engaged in the development, production or distribution of television programming which is the same or substantially the same as the Programs (“a Competitor”).
     6.2   Covenant Not to Solicit. Consultant hereby covenants and agrees that during the Term and for a period of two (2) years from the expiration or termination of the Term, Consultant shall not, either directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, solicit or employ, or attempt to solicit or employ, any person who is or has been within the preceding twelve (12) months an officer, director, partner, manager, agent employee or Consultant of the Company in a manner which would interfere with their services provided to the Company (the “Nonsolicitation Covenant”). Nothing in this paragraph shall apply to any business dealings with Allan Brown, Gene Simmons, Marvin Igelman, Andy DeFrancesco and/or Standard Securities Capital Corporation and its affiliates.
     6.3   Covenant Not to Interfere. Consultant hereby covenants and agrees that during the Term and for a period of one (1) year from the expiration or termination of the Term (six [6] months in the event this Agreement is terminated by the Company without cause or by Consultant for Good Reason). Consultant shall not solicit the business of any person, firm or business entity which is or has been a customer, client, contractor, joint venturer, supplier or vendor of the Company if, either directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity now existing or hereafter created, the solicitation is done: (i) on behalf of, directly or indirectly, any Competitor of the Company; or (ii) for the purpose of or with the reasonably foreseeable effect of harming or adversely affecting the business or operations of the Company (the “Noninterference Covenant”). Nothing in this paragraph shall apply to any business dealings with Allan Brown, Gene Simmons, Marvin Igelman, Andy DeFrancesco and/or Standard Securities Capital Corporation and its affiliates.
7.  Representations. Warranties and Indemnity. Consultant represents and warrants to Company as of the Effective Date and throughout the Term that Consultant: (a) has the qualifications and ability to perform the Services in a professional manner, without the advice, control or supervision of the Company; and (b) has not right, title or interest in the trademarks, service marks or domain names “NG,” “NGTV” and “No Good TV” or to any similar trademark, service mark or domain name relating to the business of the Company.
8.  Abandonment: No Obligation. Company may (at its sole discretion) abandon the Programs at any time without further obligation to Consultant, except to pay sums (if any) accrued but unpaid hereunder as of such abandonment. Without limiting the foregoing, Company is not obligated to use the Services of Consultant or to produce, distribute or exploit the Programs or, if commenced, to continue the production, distribution, or exploitation of the Programs in any manner, medium, or territory. Regardless of whether or not Company elects to produce, distribute and/or exploit the Programs (or to commence same), Company is not obligated to use the Services in whole or in part of Consultant.
9.  Independent Contractor. Consultant’s status hereunder is that of an independent contractor, and nothing herein contained shall be deemed to create the status of employer and employee. Accordingly, Consultant shall be responsible to timely pay all taxes and other withholdings, deductions and payments required by law with respect to Consultant’s services hereunder. Consultant agrees to indemnify and hold Company harmless from and against any and all claims, lawsuits or liabilities incurred by Company as a result of Consultant’s failure to make such payments.
10.  Directors and Officers’ Insurance. The Company shall use commercial best efforts to provide at its expense Directors and Officers’ Insurance, in amounts, with coverages and with companies reasonably acceptable to Consultant. The Company shall use commercial best efforts to obtain at its expense liability insurance, including but not limited to, coverage for advertising injury with a face amount, net of deductibles of at least five million dollars ($5,000,000) from a Company reasonably acceptable to Consultant, shall name Consultant as an additional insured under such policy and provide Consultant with a certificate of insurance evidencing same.
11.  Miscellaneous.
     11.1  Assignment. The rights and obligations under this Agreement may not be assigned or otherwise delegated by Consultant or the Company.
     11.2  Services Unique. It is understood and agreed that Consultant’s Services and the rights and privileges granted to Company, are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value. Since any breach of this Agreement by Consultant may cause Company irreparable damage, Company shall be entitled as a matter of right and without notice to Consultant to seek equitable relief by way of injunction or otherwise in the event of any material violation of the provisions of this Agreement, it being understood that exercise of such right shall not constitute a waiver of any other or additional rights at law or pursuant to the terms of this Agreement which Company may have against Consultant as a result of such breach.

      11.3     Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and its respective successors and assigns.
      11.4     Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage repaid, addressed as follows:

if to the Company:	NGTV 6310 San Vincente Boulevard, Suite 500, Los Angeles, California 90048 Attention: Allan L. Brown

if to Consultant:	Richard Abramson 1118 Hillcrest Road Beverly Hills, California 90210 Facsimile: (310)281-0063

with a copy to:	Janvey, Gordon, Herlands, Randolph & Cox LLP 355 Lexington Avenue, 10th Floor New York, New York 10017 Attention: William B. Randolph, Esq. Facsimile: (212)983-0772
or to such other address as the party to whom notice is to be given may have furnished to the other parties to this Agreement in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of internationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
14.     Amendments. This Agreement may not be modified or amended, or any of the provisions of this Agreement waived, except by written agreement of the Company and Consultant.
15     Governing Law: Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of California without giving effect to any choice or conflict of law provision or rule (whether in the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.
      BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT

THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

16.	INDEMNIFICATION. The Company shall indemnify, defend and hold harmless Consultant against any and all claims or other liabilities (including reasonable attorney’s fees) arising out of the performance of the services by Consultant pursuant to the term of this Agreement, provided that such claims or other liabilities are not determined by a court of competent authority to have resulted from gross negligence, intentional misconduct, a knowing violation of law or conduct that Consultant did not believe was in the best interests of the Company. Company shall retain counsel (subject to Consultant’s approval as to choice of counsel, not to be unreasonably withheld), to defend against any claim covered by this paragraph. Consultant shall give prompt written notice to Company of any claim subject to indemnification and shall cooperate fully with the Company’s defense of such claim. Consultant will not settle, compromise or consent to the entry of judgment against him in any pending or threatened claim without the Company’s consent (which shall not be unreasonably withheld), unless such settlement compromise or release includes an unconditional general release of the Company from all liability arising out of such claim action proceeding or investigation. In the event the Company shall bear the cost of defense and/or payment of any claim purported to be covered by this paragraph and it is determined that such claim is not covered by this paragraph, Consultant shall promptly (within ten (10) days of notice and presentment of its invoice) reimburse Company for the cost of such defense and/or payment.

17.	Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or the other Financing Documents must be brought in the courts of the State of California or the United States of America located in the City of Los Angeles, California and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non-conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth herein.

18.	Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
19.     Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
20.     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding in the same manner as an original thereof.
21.     Headings. Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.     Expenses. Each of the parties shall pay their respective fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement. Company will be under no obligation to make any additional payments to Consultant as a performer or to pay any commissions or fees to any third party on account of this Agreement.
23.     Preparation of Agreement. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

24. Entire Agreement. This Agreement and the Stock Purchase Agreement and the other writings and agreements referred to in this Agreement or delivered pursuant to this Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first written above.

“Company”
NGTV

By:	/s/ Allan I. Brown

Name: Allan I. Brown
Title: Co-Ceo
AGREED AND ACCEPTED:

/s/ Richard Abramson

RICHARD ABRAMSON